Exhibit d(11)

FUND MANAGEMENT AGREEMENT

     AGREEMENT made effective this 30th day of December, 2003 among Pacific Life Insurance Company, a California corporation (“Investment Adviser”), Goldman Sachs Asset Management, L.P. (“Fund Manager”), a Delaware limited partnership organized under the laws of the State of Delaware, and Pacific Funds, a Delaware statutory trust.

     WHEREAS, Pacific Funds is registered with the Securities and Exchange Commission (“SEC”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

     WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

     WHEREAS, the Fund Manager is registered with the SEC as an investment adviser under the Advisers Act;

     WHEREAS, Pacific Funds has retained the Investment Adviser to render investment advisory services to the various funds of Pacific Funds pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a fund manager to discharge the Investment Adviser’s responsibilities with respect to the investment management of such funds, a copy of which has been provided to the Fund Manager and is incorporated herein by reference;

     WHEREAS, Pacific Funds and the Investment Adviser desire to retain the Fund Manager to furnish investment advisory services to one or more funds of Pacific Funds, and the Fund Manager is willing to furnish such services to such fund and the Investment Adviser in the manner and on the terms hereinafter set forth; and

     NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed among Pacific Funds, the Investment Adviser, and the Fund Manager as follows:

     1. Appointment. Pacific Funds and the Investment Adviser hereby appoint Goldman Sachs Asset Management to act as Fund Manager and to provide investment advisory services to the fund(s) listed on Exhibit A attached hereto (hereinafter, each a “Fund”, and collectively, the “Funds”) for the periods and on the terms set forth in this Agreement. The Fund Manager accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     In the event the Investment Adviser wishes to retain the Fund Manager to render investment advisory services to one or more funds other than the Funds, the Investment Adviser shall notify the Fund Manager in writing and shall revise Exhibit A to reflect such additional fund(s). If the Fund Manager is willing to render such services, it shall notify Pacific Funds and the Investment Adviser in writing, whereupon such fund shall become a Fund hereunder, and be subject to this Agreement.

     2. Fund Manager Duties.

     Subject to the supervision of Pacific Funds’ Board of Trustees (the “Board”) and the Investment Adviser, the Fund Manager will provide a continuous investment program for the Funds and determine the composition of the assets of the Funds. The Fund Manager will provide investment research and analysis, which may include computerized investment methodology, and will conduct a continuous program of evaluation, investment, sales, and reinvestment of the Funds’ assets by determining the securities, cash and other investments, including futures and options contracts, if any, that shall be purchased, entered into, retained, sold, closed, or exchanged for the Funds, when these transactions should be executed, and what portion of the assets of the Funds should be held in the various securities and other investments in which it may invest, and the Fund Manager is hereby authorized to execute and perform such services on behalf of the Funds. To the extent permitted by the written investment policies of the Fund, the Fund Manager shall make decisions for the Funds as to foreign currency matters and make determinations as to the retention or disposition of foreign currencies or securities or other instruments denominated in foreign currencies, or derivative instruments based upon foreign currencies, including forward foreign currency contracts and options and futures on foreign currencies and shall execute and perform the same on behalf of the Funds. The Fund Manager is authorized to and shall exercise tender offers, exchange offers and vote proxies on behalf of each Fund, as the Fund Manager determines is in the best interest of the Funds.

     In performing these duties, the Fund Manager:

     (a) Will conform with (1) the 1940 Act and all rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC to Pacific Funds, to the Investment Adviser (as provided to the Fund Manager by the Investment Adviser), or to the Fund Manager), (2) all other applicable federal and state laws and regulations pertaining to registered open-end investment management companies, (3) any applicable written procedures, policies and guidelines adopted by Pacific Funds’ Board, and furnished to the Fund Manager, provided that with respect to procedures governing transactions involving affiliated transactions (such as those adopted pursuant to the 1940 Act Rule 17a-7, 17e-1 and 10f-3), such procedures will identify any affiliate of the Investment Adviser and the Funds, other than affiliates of the Fund Manager. The Fund Manager and its affiliated persons are permitted to enter into transactions with the other funds of Pacific Funds and affiliated persons of those other funds of Pacific Funds (collectively, the “Other Funds”). In doing so, the Fund Manager is prohibited from consulting with the Investment Adviser or the fund managers of these Other Funds concerning securities transactions of the Funds except for the purpose of complying with the conditions of Rule 12d 3-1(a) and (b) under the Investment Company Act of 1940. The Fund Manager shall not bear any responsibility and shall be released from any obligation or cost which results from entering into a trade pursuant to the Funds Rule 17a-7, 17e-1 or 10f-3 procedures with any affiliated entity, other than affiliates of the Fund Manager, not specifically identified to the Fund Manager by the Investment Adviser; and (4) the Funds’ objectives, investment policies and investment restrictions as stated in the Pacific Funds’ Prospectus and Statement of Additional Information as supplemented or amended from time to time, as furnished to the Fund Manager, (5) the provisions of Pacific Funds’ Registration Statement filed on Form N-1A under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, as supplemented or amended from time to time (the “Registration Statement”). Until the Investment Adviser delivers any supplements or amendments to the Fund Manager, the Fund Manager shall be fully protected in relying on the Pacific Funds’ Registration Statement previously furnished to the Fund Manager by Investment Adviser, and any other applicable laws and regulations to the extent applicable based on other sections of this Agreement.

     (b) Will exercise voting rights on portfolio securities held by a Fund in accordance with written policies and procedures adopted by the Fund Manager, which may be amended from time to time, to satisfy the requirements under proxy voting rules and the guidance provided in Investment Company Act Release No. 25922 (Jan 31, 2003) (the “Adopting Release”) and other applicable authority of the SEC and its staff as may be issued from time to time, including, without limitation, (i) the requirement that such policies and procedures address how a Fund will determine how to vote when a matter presents a conflict of interest; and (ii) proxy record keeping procedures; (collectively, “Proxy Voting Policies and Procedures”). The Fund Manager shall vote proxies on behalf of each Fund in a manner deemed by the Fund Manager to be in the best interests of each Fund pursuant to the Fund Manager’s written Proxy Voting Policies and Procedures. The Fund Manager shall report to the Investment Adviser in a timely manner, a record of all proxies voted in accordance with the form and format required under the Adopting Release or as the Investment Adviser may reasonably request. The Fund Manager shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own proxy procedures, the Adopting Release, and other applicable authority of the SEC and its staff, if any.

     Fund Manager acknowledges and agrees that the Trust may provide disclosure, notices, and information concerning the availability of the Fund Manager’s Proxy Voting Policies and Procedures and may disclose the voting record of each Fund, as required under the proxy voting rules.

     (c) Is responsible, in connection with its responsibilities under this Section 2, for decisions to buy and sell securities and other investments for the Funds, for broker-dealer and futures commission merchant (“FCM”) selection, and for negotiation of commission rates. The Fund Manager’s primary consideration in effecting a security or other transaction will be to obtain the best execution for the Funds, taking into account the factors specified in the Prospectus and Statement of Additional Information for Pacific Funds, as they may be amended or supplemented from time to time and furnished to the Fund Manager. Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Fund Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Funds to pay a broker or dealer, acting as agent, for effecting a Fund transaction at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Fund Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Fund Manager’s (or its affiliates’) overall responsibilities with respect to the Funds and to its other clients as to which it exercises investment discretion. To the extent consistent with these standards, and in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the 1940 Act, the Fund Manager is further authorized to place orders on behalf of the Funds through the Fund Manager if the Fund Manager is registered as a broker or dealer with the SEC or as a FCM with the Commodities Futures Trading Commission (“CFTC”), through any of its affiliates that are brokers or dealers or FCMs or such other entities which provide similar services in foreign countries, or through such brokers and dealers that also provide research or statistical research and material, or other services to the Funds or the Fund Manager. Such allocation shall be in such amounts and proportions as the Fund Manager shall determine consistent with the above standards, and, upon request, the Fund Manager will report on said allocation to the Investment Adviser and Board, indicating the brokers, dealers or FCMs to which such allocations have been made the basis therefor. The Fund Manager is authorized to open brokerage accounts on behalf of the Funds in accordance with Pacific Funds’ procedures.

     (d) The Investment Adviser hereby agrees and consents that the Fund Manager and its affiliates are authorized to execute agency cross transactions (collectively “Cross transactions”) for the Funds provided such transactions comply with the Rule 206(3)-2 under the Investment Advisers Act of 1940 (“Investment Advisers Act”), Rule 17e-1 under the 1940 Act and any other applicable laws or regulations. Cross transactions are transactions that may be effected by the Fund Manager or its affiliates acting for both the Funds and the counterparty to the transaction. Cross transactions enable the Fund Manager to purchase or sell a block of securities for an account at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sell order. However, the Investment Adviser should note that the Fund Manager has a potentially conflicting division of loyalties and responsibilities regarding both parties to Cross transactions and that the Fund Manager, or any of its affiliates, if acting as broker, may receive commissions from both parties to such transactions. The Fund Manager understands that its authority to execute Cross transactions for the Account is terminable at will without penalty, effective upon receipt by the Fund Manager of written notice from the Investment Adviser or Pacific Funds, and that the failure to terminate such authorization will result in its continuation.

     In connection with any agency Cross transactions, the Fund Manager will provide Pacific Funds with a confirming letter describing the details of such trades, and other reports or information that Pacific Funds may reasonably request. Upon request, the Fund Manager will disclose to the Pacific Funds the commissions received by the Fund Manager or its affiliates for executing the other side of the transaction.

     (e) May, on occasions when the purchase or sale of a security is deemed to be in the best interest of a Fund as well as any other investment advisory clients, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Pacific Funds’ Registration Statement as furnished to the Fund Manager. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Fund Manager in a manner that is fair and equitable and consistent with the Fund Manager’s fiduciary obligations to Funds and to such other clients.

     (f) Will, in connection with the purchase and sale of securities for the Funds, together with the Investment Adviser, arrange for the transmission to the custodian and recordkeeping agent for the Pacific Funds, on a daily basis, such confirmation(s), trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Funds, as may be reasonably necessary to enable the custodian and recordkeeping agent to perform its administrative and recordkeeping responsibilities with respect to the Funds, and with respect to Fund securities to be purchased or sold through the Depository Trust Company, will arrange for the automatic transmission of the confirmation of such trades to Pacific Funds’ custodian and recordkeeping agent, and, if required, the Investment Adviser. The Fund Manager agrees to comply with such rules, procedures and time frames as Pacific Funds’ custodian may set or provide with respect to the clearance and settlement of transactions for a Fund provided that such rules, procedures and time frames are customary industry standards for such requirements. Any Fund assets shall be delivered directly to Pacific Funds’ custodian.

     (g) Will provide reasonable assistance to the custodian and recordkeeping agent for Pacific Funds in determining or confirming, consistent with the procedures and policies stated in the Pacific Funds’ valuation procedures and/or the Registration Statement for Pacific Funds, the value of any Fund securities or other assets of the Funds for which the custodian and recordkeeping agent seeks assistance from the Fund Manager or identifies for review by the Fund Manager. This includes (but is not limited to) obtaining bids and offers or quotes from broker/dealers or market-makers, verifying pricing and providing information to the Investment Adviser or the custodian to aid its fair valuation of securities in accordance with Pacific Funds’ valuation procedures, as they may be amended from time to time.

     (h) Will maintain and preserve such records related to each Fund’s transactions as required under the 1940 Act and the Advisers Act. The Fund Manager will make available to Pacific Funds and the Investment Adviser promptly upon request, any of the Funds’ investment records and ledgers maintained by the Fund Manager (which shall not include the records and ledgers maintained by the custodian and recordkeeping agent for Pacific Funds), as are necessary to assist Pacific Funds and the Investment Adviser in complying with requirements of the 1940 Act and the Advisers Act, as well as other applicable laws, and will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Pacific Funds are being conducted in a manner consistent with applicable laws and regulations.

     (i) Will regularly report to the Board on the investment program for the Funds and the issuers and securities represented in the Funds, and will furnish the Board, with respect to the Funds, such periodic and special reports as the Board and the Investment Adviser may reasonably request, including, but not limited to, reports concerning transactions and performance of each Fund, a monthly compliance checklist, reports regarding compliance with the Pacific Funds’ procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act, fundamental investment restrictions, procedures for opening brokerage accounts and commodity trading accounts, liquidity determination of securities purchased pursuant to Rule 144A and 4(2) commercial paper, IOs/POs, and compliance with the Fund Manager’s Code of Ethics, and such other procedures or requirements that the Investment Adviser may reasonably request from time to time.

     (j) Will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Investment Adviser and the Fund with a copy of the Code of Ethics, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice-president of the Fund Manager shall certify to the Investment Adviser that the Fund Manager has in all material respects complied with the requirements of Rule 17j-1 during the previous calendar quarter and that there have been no material violations of the Code of Ethics involving investment personnel managing the assets of the Fund or that impacts the Fund or, if a violation has occurred, that appropriate action has been taken in response to such violation.

     (k) Will provide to the Investment Adviser a copy of the Fund Manager’s Form ADV, and any supplements or amendments thereto, as filed with the SEC, on an annual basis (or more frequently if requested by the Investment Adviser or the Board). The Fund Manager represents and warrants that it is a duly registered investment adviser under the Advisers Act.

The Fund Manager will provide a list of persons who the Fund Manager wishes to have authorized to give written and/or oral instructions to the custodian of assets for the Funds.

     (l) Shall prepare and file Schedule 13G and Form 13F on behalf of the Fund reflecting holdings over which the Fund Manager and its affiliates have investment direction.

     (m) Will not permit any employee of the Fund Manager to have any material connection with the handling of the Funds if such employee has:

             (i) been, within the last ten (10) years, convicted of or acknowledged commission of any felony or misdemeanor (a) involving the purchase or sale of any security, (b) involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, (c) involving sections 1341, 1342 or 1343 of Title 18 of the U.S. Code, or (d) arising out of such person’s conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman, or employee or officer or director of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act.

             (ii) been permanently or temporarily enjoined by reason of any misconduct, by order, judgment, or decree of any court of competent jurisdiction, from acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, or entity or person required to be registered under the Commodity Exchange Act, or as an affiliated person, salesman or employee of any investment company, bank, insurance company, or entity or person required to be registered under the Commodity Exchange Act, or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

     (n) Will not disclose or use any records or information obtained pursuant to this Agreement (excluding investment research and investment advice) in any manner whatsoever except as expressly authorized in this Agreement or in the ordinary course of business in connection with placing orders for the purchase and sale of securities or obtaining investment licenses in various countries or the opening of custody accounts and dealing with settlement agents in various countries, and will keep confidential any information obtained pursuant to the Agreement, and disclose such information only if the Board has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority. Pacific Funds and the Investment Adviser will not disclose or use any records or information respecting the Fund Manager obtained pursuant to this Agreement, in any manner whatsoever except as expressly authorized in this Agreement, and will keep confidential any information obtained pursuant to this Agreement, and disclose such information only as expressly authorized in this Agreement, if the Board has authorized such disclosure, or if such disclosure is required by applicable federal or state law or regulations or regulatory authorities having the requisite authority, or as may be required by the legal process or in connection with any litigation arising out of the subject matter of this Agreement.

     (o) Will assist the Investment Adviser, Pacific Funds, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Fund Manager hereunder. Specifically, and without limitation to the foregoing, the Fund Manager agrees to provide certifications to the principal executive and financial officers of

Pacific Funds (the “Certifying Officers”) that correspond to and/or support the certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of Pacific Funds’ Form N-CSR, shareholder reports, financial statements, and disclosure documents, in such form and content as the Pacific Funds shall reasonably request or as in accordance with procedures adopted by the Fund.

     (p) Agrees to pay to the Trust the cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Fund Manager makes any changes which require immediate disclosure in the prospectus by supplement, including changes to its structure, to investment personnel, to investment style or management, or otherwise, unless such changes are at the direction of the Investment Adviser (“Changes”), and at the time of notification to the Trust by the Fund Manager of such Changes, the Trust is not generating a supplement for other purposes or the Trust does not wish to add such Changes to a pending supplement. However, such Changes will not be unreasonably withheld from a pending supplement.

     3. Disclosure about Fund Manager and the Funds. The Fund Manager has reviewed the current Registration Statement for Pacific Funds and agrees to promptly review future amendments to the Registration Statement, including any supplements thereto, which relate to the Fund Manager or the Funds, filed with the SEC (or which will be filed with the SEC in the future) and represents and warrants that, with respect to the disclosure respecting or relating to the Fund Manager, including any performance information the Fund Manager provides that is included in or serves as the basis for information included in the Registration Statement of Pacific Funds, such Registration Statement contains as of the date hereof, or will contain as of the date of effectiveness of any future Registration Statement or supplement thereto, no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Fund Manager further agrees to notify the Investment Adviser and Pacific Funds immediately of any material fact known to the Fund Manager respecting or relating to the Fund Manager that is not contained in the Registration Statement or prospectus for Pacific Funds, or any amendment or supplement thereto, or of any statement respecting or relating to the Fund Manager contained therein that becomes untrue in any material respect. With respect to the disclosure respecting each Fund, the Fund Manager represents and agrees that the description in the Pacific Funds’ prospectus contained in the following sections: “The fund’s investment goal,” and “What the fund invests in” (collectively, “Fund Description”) is consistent with the manner in which the Fund Manager intends to manage each Fund. The Fund Manager further agrees to notify the Investment Adviser and Pacific Funds immediately in the event that the Fund Manager becomes aware that the Fund Description for a Fund is inconsistent in any material respect with the manner in which the Fund Manager is managing the Fund.

     4. Expenses. The Fund Manager shall bear all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Fund Manager’s services under this Agreement, including but not limited to salaries, overhead, travel, preparation of Board materials, review of marketing materials, and marketing support. Each Fund will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory fees, sub-advisory fees (other than sub-advisory fees paid pursuant to this Agreement) and administration fees; fees for necessary professional and brokerage services; costs of regulatory compliance; and pro rata costs associated with maintaining the Fund’s legal existence and shareholder relations. All other expenses not specifically assumed by the Fund Manager hereunder or by the Investment Adviser under the Advisory Agreement are borne by the applicable Fund of Pacific Funds. Pacific Funds, the Fund Manager, and the Investment Adviser shall not be considered as partners or participants in a joint venture.

     5. Compensation. For the services provided and the expenses borne by the Fund Manager pursuant to this Agreement, the Investment Adviser will pay to the Fund Manager a fee in accordance with Exhibit A attached to this Agreement. This fee will be computed and accrued daily and payable monthly. The fees for any month during which this Agreement is in effect for less than the entire month shall be pro-rated based on the number of days during such month that the Agreement was in effect.

     6. Seed Money. The Investment Adviser agrees that the Fund Manager shall not be responsible for providing money for the initial or subsequent capitalization of any Fund.

     7. Compliance.

     (a) The Investment Adviser shall perform quarterly and annual tax compliance tests to ensure that the Portfolios are in compliance with Subchapter M of the Internal Revenue Code (“IRC”). Investment Adviser shall apprise the Fund Manager promptly after each quarter end of any non-compliance with the diversification requirements in such IRC provisions. If so advised, the Fund Manager shall take prompt action to bring the Fund(s) back into compliance with such IRC diversification provisions, as directed by the Investment Adviser. The Fund Manager agrees that it shall not be absolved of its responsibilities, duties and obligations to manage the Funds in a manner consistent with Diversification Procedures or other procedures, policies and/or guidelines adopted by Pacific Funds, or implemented by the Investment Adviser with respect to Fund Manager.

     (b) The Fund Manager agrees that it shall immediately notify the Investment Adviser and Pacific Funds (i) in the event that the SEC, CFTC, or any banking or other regulatory body has censured the Fund Manager; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, or ability to serve as an investment adviser; or has commenced proceedings or an investigation that can reasonably be expected to result in any of these actions; (ii) upon having a reasonable basis for believing that the Fund Manager or the Fund has ceased to comply with any procedures, policies and/or guidelines adopted by the Fund or implemented by the Investment Adviser, including but not limited to diversification procedures. The Fund Manager further agrees to notify the Investment Adviser and Pacific Funds immediately of any material fact known to the Fund Manager respecting or relating to the Fund Manager that is not contained in the Registration Statement or prospectus for Pacific Funds, or any amendment or supplement thereto, or of any statement contained therein that becomes untrue in any material respect.

     (c) The Investment Adviser agrees that it shall immediately notify the Fund Manager (i) in the event that the SEC has censured the Investment Adviser or Pacific Funds; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Investment Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions; (ii) upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

     (c) The Investment Adviser, Pacific Funds, and Fund Manager agree that the Fund Manager shall have no responsibility or liability for any liability arising out of any non-compliance by Pacific Funds or Investment Adviser with anti-money laundering regulations.

     8. Independent Contractor. The Fund Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Investment Adviser from time to time, have no authority to act for or represent the Investment Adviser in any way or otherwise be deemed its agent. The Fund Manager understands that unless provided herein or authorized from time to time by Pacific Funds, the Fund Manager shall have no authority to act for or represent Pacific Funds in any way or otherwise be deemed Pacific Funds’ agent.

     9. Books and Records. In compliance with the requirements of and to the extent required by Rule 31a-3 under the 1940 Act, the Fund Manager hereby agrees that all records which it maintains for the Funds are the property of Pacific Funds and further agrees to surrender promptly to Pacific Funds any of such records upon Pacific Funds’ or the Investment Adviser’s request, although the Fund Manager may, at its own expense, make and retain a copy of such records.

     10. Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance authorities) in connection with any investigation or inquiry relating to this Agreement or Pacific Funds.

     11. Responsibility and Control. Notwithstanding any other provision of this Agreement, it is understood and agreed that Pacific Funds shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Fund Manager, provided, however, that the Fund Manager shall not be liable for any losses to Pacific Funds resulting from Pacific Funds’ direction, or from Pacific Funds’ disapproval of any action proposed to be taken by the Fund Manager.

     12. Services Not Exclusive. It is understood that the services of the Fund Manager and its employees are not exclusive, and nothing in this Agreement shall prevent the Fund Manager (or its employees or affiliates) from providing similar services to other clients, including investment companies (whether or not their investment objectives and policies are similar to those of the Funds) or from engaging in other activities.

     13. Liability. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, Pacific Funds and the Investment Adviser agree that the Fund Manager, any affiliated person of the Fund Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Fund Manager’s duties, or by reason of reckless disregard of the Fund Manager’s obligations and duties under this Agreement.

     14. Indemnification.

     (a) The Fund Manager agrees to indemnify and hold harmless, the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such affiliated person or controlling person may become subject under the 1933 Act, 1940 Act, the Investment Advisers Act, under any other statute, at common law or otherwise, arising out of the Fund Manager’s responsibilities to Pacific Funds which may be based upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Fund Manager’s obligations and/or duties under this Agreement by the Fund Manager or by any of its directors, officers or employees, or any affiliate acting on behalf of the Fund Manager (other than a PL Indemnified Person), provided, however, that in no case is the Fund Manager’s indemnity in favor of the Investment Adviser or any affiliated person or controlling person of the Investment Adviser deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

     (b) The Investment Adviser agrees to indemnify and hold harmless the Fund Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Fund Manager and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Fund Manager (collectively, “Fund Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Fund Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Investment Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of Pacific Funds which may be based upon any willful misfeasance, bad faith or gross negligence by the Investment Adviser, any of its directors, officers, or employees or any affiliate acting on behalf of the Investment Adviser (other than a Fund Manager Indemnified Person), provided however, that in no case is the Investment Adviser’s indemnity in favor of the Fund Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

     15. Duration and Termination. This Agreement shall become effective as of the date of execution first written above, and shall continue in effect for two years and continue thereafter on an annual basis with respect to each Fund; provided that such annual continuance is specifically approved at least annually (a) by the vote of a majority of the Board, or (b) by the vote of a majority of the outstanding voting shares of each Fund, and provided that continuance is also approved by the vote of a majority of the Board who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of Pacific Funds, the Investment Adviser, or the Fund Manager, cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated with respect to any Fund:

     (a) by Pacific Funds at any time with respect to the services provided by the Fund Manager, without the payment of any penalty, by vote of a majority of the Board or by a vote of a majority of the outstanding voting shares of Pacific Funds or, with respect to a particular Fund, by vote of a majority of the outstanding voting shares of such Fund, upon (60) sixty days prior written notice to the Fund Manager and the Investment Adviser;

     (b) by the Fund Manager at any time, without the payment of any penalty, upon (60) sixty days prior written notice to the Investment Adviser and Pacific Funds.

     (c) by the Investment Adviser at any time, without the payment of any penalty, upon (60) sixty days prior written notice to the Fund Manager and Pacific Funds.

     This Agreement will terminate automatically in event of its assignment under the 1940 Act and any rules adopted by the SEC thereunder, but shall not terminate in connection with any transaction not deemed an assignment. In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 2(h) for a period of six years, and 2(n), 9, 10, 12, 13, 14, 16, 17, 19 and 20 of this Agreement as well as any applicable provision of this Paragraph numbered 15 shall remain in effect.

     16. Use of Name.

     (a) It is understood that the name “Pacific Life Insurance Company” and “Pacific Life” and “Pacific Funds” and any derivative thereof or logo associated with those names are the valuable property of the Investment Adviser and its affiliates, and that the Fund Manager shall not use such names (or derivatives or logos) without the prior written approval of the Investment Adviser and only so long as the Investment Adviser is an investment adviser to Pacific Funds and/or the Funds. Upon termination of this Agreement, the Fund Manager shall forthwith cease to use such name (or derivative or logo).

     (b) It is understood that the name Goldman Sachs Asset Management or any logo associated with those names is the valuable property of the Fund Manager and that Pacific Funds and the Investment Adviser have the right to use such name (or derivative or logo), in Pacific Funds’ prospectus, SAI and Registration Statement or other filings, forms or reports required under applicable state or federal securities, insurance, or other law, for so long as the Fund Manager is a Fund Manager to Pacific Funds and/or one of the Funds, provided, however, that Pacific Funds may continue to use the name of the Fund Manager in its Registrations Statement and other documents to the extent deemed necessary by Pacific Funds to comply with disclosure obligations under applicable law and regulation. Neither Pacific Funds nor the Investment Adviser shall use the Fund Manager’s name or logo in promotional or sales related materials prepared by or on behalf of the Investment Adviser or Pacific Funds, without prior review and approval by the Fund Manager, which may not be unreasonably withheld. Upon termination of this Agreement, Pacific Funds and the Investment Adviser shall forthwith cease to use such names (and logo), except as provided for herein.

     17. Limitation of Liability.

     A copy of the Amended and Restated Declaration of Trust for Pacific Funds (the “Declaration of Trust”) is on file with the Secretary of the State of Delaware. The Declaration of Trust has been executed on behalf of Pacific Funds by trustees of Pacific Funds, each in his or her capacity as a trustee of Pacific Funds and not individually. The obligations of this Agreement with respect to each Fund shall be binding upon the assets and property of each such Fund individually, and not jointly, and shall not be binding upon any trustee, officer, employee, agent or shareholder, whether past, present, or future, of Pacific Funds individually, or upon Pacific Funds generally or upon any other fund of Pacific Funds.

     18. Notices.

     All notices and other communications hereunder shall be in writing sent by facsimile first, if practicable, but shall only be deemed given if delivered in person or by messenger, cable, certified mail with return receipt, or by a reputable overnight delivery service which provides evidence of receipt to the parties at the following addresses (or at such other address or number for a party as shall be specified by like notice):

If to Fund Manager, to:	If to Investment Adviser, to:	If to Pacific Funds, to:
Goldman, Sachs & Co. One New York Plaza, 37th Floor New York, New York 10004 Fax number: 212-902-4140 Attention: Howard B. Surloff	Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660 Fax number: (949) 219-3706 Attention: Robin S. Yonis	Pacific Funds C/O Pacific Life Insurance Company 700 Newport Center Drive Newport Beach, CA 92660 Fax number: (949) 219-3706
Attention: Robin S. Yonis

     20. Miscellaneous

     (a) This Agreement shall be governed by the laws of California, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

     (b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (c) To the extent permitted under Section 15 of this Agreement and under the 1940 Act, this Agreement may only be assigned by any party with prior written consent of the other parties.

     (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

     (e) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same Agreement.

     (f) Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party to this contract may disclose to anyone any information with respect to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ SHARON A. CHEEVER	By:	/s/ AUDREY L. MILFS

Name:	Sharon A. Cheever	Name:	Audrey L. Milfs

Title:	VP, Investment Counsel	Title:	VP, Secretary

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ KAYSIE UNIACKE
Name:	Kaysie Uniacke
Title:	Managing Director

PACIFIC FUNDS

By:	/s/ AUDREY L. MILFS	By:	/s/ BRIAN D. KLEMENS

Name:	Audrey L. Milfs	Name:	Brian D. Klemens

Title:	Secretary	Title:	VP & Treasurer

Exhibit A

PACIFIC FUNDS
FEE SCHEDULE

Effective: December 31, 2003

     Fund: PF Goldman Sachs Short Duration Bond Fund

     The Investment Adviser will pay to the Fund Manager a monthly fee based on the average daily net assets of the PF Goldman Sachs Short Duration Bond Fund according to the following calculation:

(a)	0.25% of the first $50 million of the Combined Assets as defined below,
0.20% of the next $50 million of the Combined Assets, plus
0.17% on the next $100 million of the Combined Assets, plus
0.13% on the next $100 million of the Combined Assets, plus
0.10% on the next $700 million of the Combined Assets, plus
0.07% on Combined Assets above $ 1 billion; multiplied by

(b)	the ratio of the PF Goldman Sachs Short Duration Bond Fund’s average daily net assets over the Combined Assets.

For purposes of the above calculations, “Combined Assets” means the sum of the average daily net assets of the PF Goldman Sachs Short Duration Bond Fund and the average daily net assets of Short Duration Bond Portfolio, a portfolio of the Pacific Select Fund.

Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.